Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES THIRD QUARTER EARNINGS

- Operating Income Up 46% -

Rochelle Park, New Jersey, November 17, 2006 - United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced earnings for the third quarter and nine months ended October 28, 2006.

For the third quarter, net sales increased 6% to $104.2 million from $98.1 million in the comparable period last year. Comparable store sales increased 6% for the quarter. Comparable store sales data does not include online (“Shop @ Home”) sales, which increased 41% for the fiscal quarter.

Operating income for the third quarter increased 46% to $2.4 million from $1.6 million for the comparable period last year.

Net income for the third quarter was $1.1 million, or $0.08 per diluted share, versus $1.9 million, or $0.14 per diluted share, in the third quarter of 2005.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, said: “Operating income for the quarter increased 46%. The 6% comparable store sales increase leveraged both buying and occupancy expenses and general, administrative and store operating expenses. Reduced insurance cost favorably impacted SG&A by $0.8 million versus last year, primarily as a result of property insurance related gains. However, compensation expense and stock appreciation rights expense unfavorably impacted SG&A by $0.7 million versus last year, primarily as a result of the increase in the Company’s stock price.”

Mr. Remeta added: “The tax line for the quarter includes certain items and adjustments needed to support the estimated 2006 year-end tax provision. As indicated on the attached consolidated statement of operations, the Company had a $0.2 million benefit from income taxes in the third quarter of 2005 instead of a more normal tax rate (see note 1 on the attachment) compared with a $1.5 million provision for income taxes in the third quarter this year. This shift in the tax line resulted in the decline in net income.”

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented: “We are pleased with our continuing strong sales performance, having achieved a 6% comparable store sales increase for the quarter on top of the 8% increase in the third quarter of 2005, with a 5% comparable store sales increase for the first nine months of the year. This marked the ninth consecutive quarter of comparable store sales increases. Additionally, average transactions per store increased for the quarter and year-to-date periods. We believe our consistent comparable store sales growth and increased average transactions to be good indicators that our assortment repositioning strategy is being favorably received by the customers we target.”

Mr. Benaroya added: “At the end of the quarter, total merchandise inventories (including Shop @ Home inventory but excluding in-transit inventory) were approximately 9% higher than at the end of the third quarter last year, positioning the business for a good holiday sales season.”

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For the first nine months of fiscal 2006, net sales increased 5% to $334.6 million from $319.3 million in the year-ago period. Comparable store sales increased 5% for the year-to-date. Comparable store sales data does not include Shop @ Home sales, which increased 52% for the fiscal year to date.

Operating income for the year-to-date increased 64% to $11.7 million from $7.1 million for the comparable period last year.

Net income for the nine month period increased to $8.0 million, or $0.56 per diluted share, from $6.9 million, or $0.53 per diluted share, for the same period last year.

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss third quarter results, as well as ongoing corporate developments. The call will be broadcast live today at 1:00 p.m. (Eastern Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until December 1, 2006. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 491 AVENUE® stores with 2,162,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

***

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns and overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs and prevailing wage rates in the industry.

Further, the financial data for the third quarter of fiscal 2006 contained in the above release should be viewed as preliminary until the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

The reports filed by the Company with the Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Leigh Parrish Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.

3RD QTR 2006

(000’S)

Consolidated Statements Of Operations	13 weeks ended			39 weeks ended
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	October 28,	October 29,	Percent	October 28,	October 29,	Percent
	2006	2005	+ or -	2006	2005	+ or -

Net sales	$104,230	$98,061	6.3%	$334,563	$319,294	4.8%
Cost of goods sold, including
buying and occupancy costs	78,567	72,995	7.6%	248,598	237,834	4.5%
Gross profit	25,663	25,066	2.4%	85,965	81,460	5.5%
General, administrative and store
operating expenses	23,270	23,422	-0.6%	74,281	74,318	0.0%
Operating income	2,393	1,644	45.6%	11,684	7,142	63.6%
Interest income	333	115	189.6%	971	314	209.2%
Interest expense	(152)	(133)	-	(343)	(479)	-
Income before income taxes	2,574	1,626	58.3%	12,312	6,977	76.5%
Provision for / (benefit from) income taxes (1)	1,485	(228)	-	4,330	65	-
Net income	$1,089	$1,854	-41.3%	$7,983	$6,912	15.5%

Weighted average shares outstanding:
Basic	13,734	13,104		13,543	12,850
Diluted	14,310	13,498		14,184	13,148

Net income per common share:
Basic	$0.08	$0.14		$0.59	$0.54
Diluted	$0.08	$0.14		$0.56	$0.53

(1) Includes (decrease) to valuation allowances for the thirteen weeks ended October 29, 2005 of ($0.5 million), and for the thirty nine weeks ended October 29, 2005 of ($1.8 million), related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed	(Unaudited)	(Unaudited)
Balance Sheets	October 28,	October 29,
	2006	2005

Assets
Cash and cash equivalents	$32,860	$15,859
Inventory (1)	81,338	75,839
Other	14,446	9,602
Total current assets	$128,644	$101,300

Property and equipment, net	60,561	69,210
Deferred compensation plan assets	4,729	4,277
Other assets	12,835	2,153

Total assets	$206,769	$176,940

Liabilities and Stockholders’ Equity
Current liabilities (1)	$68,940	$70,531

Long-term distribution center financing	1,267	2,072
Long-term capital leases	0	324
Deferred lease incentives	9,005	11,271
Deferred compensation plan liabilities	4,729	4,277
Other non-current liabilities	8,820	7,828
Stockholders’ equity	114,008	80,637

Total liabilities and
stockholders’ equity	$206,769	$176,940

(1) Includes import intransit inventories and corresponding payables of $12.1 million and $12.4 million as of October 28, 2006 and October 29, 2005, respectively.

Statistics	13 weeks ended		39 weeks ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Store Count	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005

Beginning of period	495	508	500	514
New	0	1	0	1
Closed	(4)	(2)	(9)	(8)
End of period	491	507	491	507

Selling Square Footage (000’s)

Beginning of period	2,178	2,222	2,194	2,249
New / Expansion	0	4	0	4
Closed	(16)	(7)	(32)	(34)
End of period	2,162	2,219	2,162	2,219

Average	2,166	2,220	2,178	2,231